MORRIS PUBLISHING ANNOUNCES
2007 SECOND-QUARTER RESULTS

AUGUSTA, Ga. (Aug. 14, 2007) — Morris Publishing Group, LLC today reported second-quarter operating income of $17.7 million, down $7.0 million, or 28.5%, from $24.7 million for the same period in 2006. Net income for the quarter was $4.9 million, down $4.8 million from $9.7 million last year.

Total operating revenue for the second quarter was $112.9 million, down $7.3 million, or 6.1%, from the same quarter 2006, with total advertising revenue of $92.0 million, down $7.0 million, or 7.1%, circulation revenue of $17.0 million, down $0.3 million, or 1.6%, and other income of $3.9 million, flat with last year. Retail, national and classified advertising revenue were down 1.1%, 26.8% and 10.7%, respectively.

For the second quarter, total operating expense was $95.3 million, down $0.3 million, or 0.3%. Total labor and employee benefit costs were $45.2 million, up $1.8 million, or 4.1%, newsprint, ink and supplements costs were $11.9 million, down $3.0 million, or 20.4%, and other operating costs, excluding depreciation and amortization, were $33.2 million, up $1.2 million, or 3.8%. Depreciation and amortization expense was $5.0 million, down $0.3 million, or 4.5%.

Commenting on the second-quarter results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “We continue to operate in a declining advertising environment, particularly in Jacksonville, our largest market. The downturn in the Florida real estate market has adversely impacted not only our classified real estate category, but also many of our other advertising categories dependent on the housing industry.

“In response to these challenges, we are continuing to look at every aspect of our business, identifying and implementing initiatives to further reduce our cost of operations. In addition, we are reviewing additional revenue opportunities in each of our metro markets, focusing on achieving very specific targets to increase revenue.”

For the first six months of 2007, operating income was $28.4 million, down $14.2 million, or 33.3%, from $42.6 million last year. Total net operating revenue was $220.6 million, down $13.6 million, or 5.8%, and total operating costs were $192.2 million, up $0.6 million, or 0.3%, from last year. Net income for the first six months of 2007 was $5.7 million, down $9.4 million from $15.1 million last year.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines, and other free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.
A conference call will be held Tuesday, Aug.14, 2007, at 10:00 a.m. Eastern Time. In order to participate, please call 1-888-928-9177 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1:	Go to the URL: https://e-meetings.mci.com.
2:	Choose Join An Event under Events
3:	Enter the conference number and pass code.
4:	Enter required information in all Bold fields
5:	Click on the Proceed button

PASS CODE:	MORRIS PUBLI
CONFERENCE NUMBER:	3739693

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236

Second-quarter results follow:

Morris Publishing Group, LLC
Unaudited Condensed Consolidated Statements of Income

	Three months		Six months
	ended		ended
(Dollars in thousands)	June 30,		June 30,
	2007	2006	2007	2006

NET OPERATING REVENUES:
Advertising	$91,993	$98,988	$178,763	$191,361
Circulation	16,976	17,259	33,801	34,803
Other	3,966	4,018	8,063	8,027
Total net operating revenues	112,935	120,265	220,627	234,191

OPERATING EXPENSES:

Labor and employee benefits	45,192	43,400	90,194	87,432
Newsprint, ink and supplements	11,886	14,925	24,841	29,689
Other operating costs (excluding depreciation
and amortization)	33,229	32,019	66,925	64,027
Depreciation and amortization	4,960	5,193	10,282	10,474
Total operating expenses	95,267	95,537	192,242	191,622

Operating income	17,668	24,728	28,385	42,569

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt
issuance costs	9,437	9,171	18,756	18,171
Interest income	(1)	(1)	(4)	(68)
Other, net	(48)	(46)	(92)	(57)
Total other expenses, net	9,388	9,124	18,660	18,046

INCOME BEFORE INCOME TAXES	8,280	15,604	9,725	24,523
PROVISION FOR INCOME TAXES	3,333	5,883	3,990	9,465
NET INCOME	$4,947	$9,721	$5,735	$15,058